Filed Pursuant to Rule 433

Registration Statement No. 333-261575

THE BANK OF NEW YORK MELLON CORPORATION

$300,000,000 FLOATING RATE CALLABLE SENIOR NOTES DUE 2028

July 15, 2024

ISSUER: THE BANK OF NEW YORK MELLON CORPORATION

SECURITIES: SENIOR MEDIUM-TERM NOTES, SERIES J

EXPECTED RATINGS (MOODY’S / S&P / FITCH / DBRS)*: A1 (POSITIVE) / A (STABLE) / AA- (STABLE) / AA (STABLE)

LEGAL FORMAT: SEC-REGISTERED

MATURITY DATE: JULY 21, 2028

TRADE DATE: JULY 15, 2024

SETTLEMENT DATE: JULY 22, 2024 (T+5)**

INTEREST RATE: COMPOUNDED SOFR, AS DETERMINED IN ACCORDANCE WITH THE PROVISIONS SET FORTH IN THE PROSPECTUS AND THE PROSPECTUS SUPPLEMENT, PLUS THE SPREAD. IN NO EVENT WILL THE INTEREST RATE FOR ANY INTEREST PERIOD, AS DEFINED IN THE PROSPECTUS SUPPLEMENT, BE LESS THAN THE MINIMUM INTEREST RATE.

BASE RATE OR BENCHMARK: COMPOUNDED SOFR

SPREAD: +83 BASIS POINTS

MINIMUM INTEREST RATE: 0%

INTEREST PAYMENT DATES: INTEREST PAYS QUARTERLY ON THE TWENTY-FIRST OF JANUARY, APRIL, JULY AND OCTOBER OF EACH YEAR, COMMENCING ON OCTOBER 21, 2024, AND ENDING ON THE EARLIER OF THE MATURITY DATE OR A REDEMPTION DATE, AS APPLICABLE

DAY COUNT CONVENTION: ACTUAL/360

BUSINESS DAY CONVENTION: MODIFIED FOLLOWING, ADJUSTED. IF ANY INTEREST PAYMENT DATE FALLS ON A DAY THAT IS NOT A BUSINESS DAY (OTHER THAN AN INTEREST PAYMENT DATE THAT IS ALSO THE MATURITY DATE OR A REDEMPTION DATE, IF APPLICABLE), SUCH INTEREST PAYMENT DATE WILL BE POSTPONED TO THE FOLLOWING BUSINESS DAY, EXCEPT THAT, IF THE NEXT BUSINESS DAY WOULD FALL IN THE NEXT CALENDAR MONTH, THE INTEREST PAYMENT DATE WILL BE THE IMMEDIATELY PRECEDING BUSINESS DAY. IF THE MATURITY DATE OR A REDEMPTION DATE, IF APPLICABLE, FALLS ON A DAY THAT IS NOT A BUSINESS DAY, THE PAYMENT OF PRINCIPAL AND INTEREST WILL BE MADE ON THE NEXT SUCCEEDING BUSINESS DAY, AND NO ADDITIONAL INTEREST WILL ACCRUE FROM AND AFTER THE MATURITY DATE OR REDEMPTION DATE, AS APPLICABLE.

REDEMPTION COMMENCEMENT DATE: JUNE 21, 2028

OPTIONAL REDEMPTION DATE: JULY 21, 2027

REDEMPTION PRICE: 100% OF THE PRINCIPAL AMOUNT OF THE NOTES REDEEMED

REDEMPTION TERMS: REDEEMABLE (I) IN WHOLE, BUT NOT IN PART, ON THE OPTIONAL REDEMPTION DATE, OR (II) IN WHOLE OR IN PART ON OR AFTER THE REDEMPTION COMMENCEMENT DATE, IN EACH CASE AT THE OPTION OF THE ISSUER AND AT THE REDEMPTION PRICE, PLUS ACCRUED AND UNPAID INTEREST THEREON TO THE DATE OF REDEMPTION. THE BANK OF NEW YORK MELLON CORPORATION SHALL PROVIDE AT LEAST 5 AND NOT MORE THAN 30 CALENDAR DAYS NOTICE OF REDEMPTION TO THE REGISTERED HOLDERS OF THE NOTES.

PRINCIPAL AMOUNT: $300,000,000

PRICE TO PUBLIC: 100.000% OF PRINCIPAL AMOUNT PLUS ACCRUED INTEREST, IF ANY, FROM JULY 22, 2024

NET PROCEEDS (BEFORE EXPENSES) TO ISSUER: $299,550,000

DENOMINATIONS: $2,000 X $1,000

LISTING: NONE

CUSIP/ISIN: 06406RBY2 / US06406RBY27

BOOKRUNNERS:	GOLDMAN SACHS & CO. LLC MORGAN STANLEY & CO. LLC UBS SECURITIES LLC R. SEELAUS & CO., LLC BNY MELLON CAPITAL MARKETS, LLC

CO-MANAGERS***:

COMMONWEALTH BANK OF AUSTRALIA

DZ FINANCIAL MARKETS LLC

ING FINANCIAL MARKETS LLC

NYKREDIT BANK A/S

CABRERA CAPITAL MARKETS LLC

CASTLEOAK SECURITIES, L.P.

GREAT PACIFIC SECURITIES

MFR SECURITIES, INC.

TIGRESS FINANCIAL PARTNERS LLC

MISCHLER FINANCIAL GROUP, INC.

SECURITY CAPITAL BROKERAGE, INC.

The notes are not deposits or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The issuer has filed a registration statement (including a preliminary pricing supplement and the accompanying prospectus and prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary pricing supplement, the accompanying prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman Sachs & Co. LLC at 1-866-471-2526, Morgan Stanley & Co. LLC at 1-866-718-1649, UBS Securities LLC at 1-888-827-7275, R. Seelaus & Co., LLC at 1-908-273-3011 or BNY Mellon Capital Markets, LLC at 1-800-269-6864.

The Notes are not intended to be offered, sold, distributed or otherwise made available to and should not be offered, sold, distributed or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

MiFID II product governance/professional investors and ECPs only target market—Solely for the purposes of Nykredit Bank A/S’s (the “manufacturer’s”) product approval process, the target market assessment in respect of the Notes has led to the conclusion that: (i) the target market for the Notes is eligible counterparties and professional clients only, each as defined in MiFID II; and (ii) all channels for distribution of the Notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the Notes (a “distributor”) should take into consideration such manufacturer’s target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the Notes (by either adopting or refining the manufacturer’s target market assessment) and determining appropriate distribution channels.

The Notes are not intended to be offered, sold, distributed or otherwise made available to and should not be offered, sold, distributed or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA. Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

*

A security rating is not a recommendation to buy, sell or hold securities, and may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

**

The Bookrunners and Co-Managers expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on or about the fifth business day following the date of this Term Sheet. Trades of securities in the secondary market generally are required to settle in one business day, referred to as T+1, unless the parties to a trade agree otherwise. Accordingly, by virtue of the fact that the initial delivery of the notes will not be made on a T+1 basis, investors who wish to trade the notes prior to one day before delivery will be required to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement.

***

To the extent any Co-Manager that is not a U.S. registered broker-dealer intends to effect any offers or sales of any notes in the United States, it will do so through one or more U.S. registered broker-dealers in accordance with the applicable U.S. securities laws and regulations.